UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2020

MACY'S, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	1-13536	13-3324058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 West 34th Street, New York, New York 10001
(Address of Principal Executive Offices)
(513) 579-7780
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	M	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2020 Macy’s, Inc. (“Macy’s” or the “Company”) announced that Adrian V. Mitchell, 46, has been appointed Chief Financial Officer, effective November 2, 2020. Mr. Mitchell will be responsible for leading all finance functions including accounting, treasury, investor relations, internal audit, financial/capital planning & analysis, and procurement.

Mr. Mitchell is currently a Managing Director and Partner in the DigitalBCG and Consumer Practices of Boston Consulting Group (BCG). Since joining BCG in 2017, Mr. Mitchell has led client work with a wide variety of retailers, helping them to solve their toughest challenges in an increasingly competitive and disruptive environment. Working primarily with Fortune 500 companies, his projects included organic and inorganic growth strategy, large-scale operational improvement projects and digital, data & advanced analytics efforts within retail operations for companies across several retail sectors.

Prior to joining BCG, Mr. Mitchell had wide-ranging retail experiences. This includes serving as Board Director and member of the Audit and Finance Committee at Recreational Equipment, Inc. from 2016 to 2017, chief executive officer of Arhaus LLC, a home furnishings retailer, from 2016 to 2017, executive positions at Crate and Barrel Holdings, Inc. from 2010 to 2015 including interim CEO, chief operating & chief financial officer and chief financial officer, and management positions at Target Corporation from 2007 to 2010 including director of strategy & interactive design for target.com and director of innovation & productivity leading enterprise-wide projects for Target Corporation. Mr. Mitchell began his career and spent approximately 10 years at McKinsey & Company, Inc. where he co-founded the NA Lean Operations Retail Practice.

Mr. Mitchell has a B.S. in Chemical Engineering from Louisiana State University and an MBA from Harvard University.

The Compensation and Management Development (CMD) Committee of the Macy’s Board of Directors approved the following compensation arrangements for Mr. Mitchell:

•Annual base salary of $800,000; annual target incentive opportunity of 100% of base salary under the Senior Executive Incentive Compensation Plan; and a target annual equity grant with a grant date fair value of $1,415,000 under the 2018 Equity and Incentive Compensation Plan (the “Plan”), in a combination of time-based restricted stock units (RSUs) and performance-based restricted stock units (PRSUs), weighted 70% and 30%, respectively, based on grant date fair value. The RSUs will vest 25% on each of the first four anniversaries of the grant date and the PRSUs will vest at the end of a multi-year performance period (July 9, 2020 – end of fiscal 2022) based on performance against a pre-determined goal. Annual incentive opportunity and annual equity grant will be prorated for fiscal 2020.
•Sign-on bonus of $500,000 payable upon hire, subject to a repayment agreement. Mr. Mitchell must repay 100% of the sign-on bonus if he voluntarily terminates employment within the first 24 months of hire date.
•Sign-on equity grant under the Plan of RSUs with a grant date fair value of $1,000,000 vesting 100% on the third anniversary of the grant date.
•Participation in the Company’s Senior Executive Severance Plan, Change in Control Plan, and relocation program with an additional $45,000 relocation allowance reflecting anticipated length of the relocation process due to COVID-19.

The Company also announced that Felicia Williams, Senior Vice President and Interim Chief Financial Officer of Macy’s, Inc., will be joining the CEO Action for Racial Equity as a Macy’s, Inc. Fellow. She will play a key role in the CEO Action commitment to identify, develop and promote scalable and sustainable policies and corporate best practices to address systemic racism and social injustice, and improve societal well-being. While on this Fellowship assignment, Ms. Williams will remain a Macy’s colleague but will be devoted fulltime to CEO Action work.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of Macy’s dated October 14, 2020
104 Cover Page Interactive Data File (embedded within the Inline XBRL Document)

MACY'S, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACY'S, INC.

Dated: October 14, 2020	By: /s/ Elisa D. Garcia
Name: Elisa D. Garcia
Title: Executive Vice President, Chief Legal Officer and Secretary